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                                                                    EXHIBIT 7.12


                           CERTIFICATE OF DESIGNATION

                                       OF

                      SERIES A CONVERTIBLE PREFERRED STOCK

                                       OF

                          TOREADOR ROYALTY CORPORATION


                         Pursuant to Section 151 of the
                        Delaware General Corporation Law


         Toreador Royalty Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation pursuant to authority of the Board of Directors as required by
Section 151 of the Delaware General Corporation Law.

         RESOLVED, that pursuant to the authority granted to the Board of Directors in accordance with the provisions of the Corporation's Restated Certificate of Incorporation, the Board of Directors hereby authorizes a series of the Corporation's previously authorized Preferred Stock, par value $1.00 per share (the "Preferred Stock"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges and restrictions thereof as follows:

1.       DESIGNATION AND AMOUNT.

         The designation of this series, which consists of 160,000 shares (each such share being referred to herein as a "Preferred Share" and all such shares being collectively referred to as the "Preferred Shares") of Preferred Stock, is the Series A Convertible Preferred Stock (the "Series A Preferred Stock") and the face amount shall be Twenty-Five Dollars ($25.00) per share (the "Stated Value"). The Preferred Shares will be issued pursuant to the provisions of a Securities Purchase Agreement by and among the Corporation and the purchasers named therein (the "Securities Purchase Agreement").

2.       DIVIDENDS.

         (a) Dividend Rate; Payments. The holders (each, a "Holder" and collectively, the "Holders") of Preferred Shares shall be entitled to receive, to the extent permitted by applicable law, in preference to the payment of any dividend on any class or series of Junior Securities (as defined below), cumulative dividends ("Dividends") on each Preferred Share in an amount equal to, on an annualized basis, the Stated Value of such Preferred Share times nine percent (9%). Dividends shall accrue and cumulate on each Preferred Share from the date of the original issuance thereof (the "Purchase Date") through the earlier to occur of (A) the payment thereof in accordance with the terms of this
Section 2(a) and (B) the redemption or conversion of such Preferred Share in accordance with the terms hereof. At the option of the Corporation, Dividends may be paid in cash or may be paid, in whole or in part, by issuing additional fully paid and nonassessable shares (the "Dividend Payment Shares") of Preferred Stock. Accrued Dividends on each outstanding Preferred Share shall be payable

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in four quarterly installments on the last day of March, June, September and
December of each year commencing March 31, 1999 unless earlier due and payable on a Conversion Date (as defined below) or a Redemption Date (as defined below) (each, a "Dividend Payment Date"). If, on any date, Dividends on any outstanding Preferred Shares have not been paid or declared by the Board of Directors in accordance with applicable law and set aside for payment with respect to all Dividend Payment Dates preceding such date, the aggregate amount of such Dividends shall be fully paid or declared and set aside for payment before any distribution, whether by way of dividend or otherwise, shall be declared, paid or set apart with respect to any Junior Securities on or after such date.

         (b) Delivery of Dividends. The Corporation shall mail any cash dividends declared by check to the Holder or its nominee postmarked no later than three (3) Business Days (as defined below) following the applicable Dividend Payment Date. If the Corporation declares any dividends payable in Preferred Stock, the Corporation shall deliver to each Holder, on or before the third (3rd) Business Day following the applicable Dividend Payment Date (the "Dividend Payment Share Delivery Date"), the aggregate number of whole Dividend Payment Shares that is determined by dividing (x) the amount of the Dividend to which such Holder is entitled as of such Dividend Payment Date with respect to all of such Holder's Preferred Shares by (y) the Stated Value. The Corporation shall effect delivery of Dividend Payment Shares by delivering to the Holder or its nominee physical certificates representing such Dividend Payment Shares, no later than the close of business on such Dividend Payment Share Delivery Date. No fractional Dividend Payment Shares shall be issued; the Corporation shall, in lieu thereof, at its sole discretion, either issue a number of Dividend Payment Shares which reflects a rounding up to the next whole number of shares or pay cash in an amount calculated by multiplying the amount of the fractional share times the Stated Value. Dividend Payment Shares shall be fully paid and non-assessable, free and clear of any liens, claims, preemptive rights or encumbrances imposed by or through the Corporation (other than restrictions on transfer required under applicable securities laws).

3.       PRIORITY.

         (a)      Payment upon Dissolution.

                  (i) Upon the occurrence of (x) any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in connection therewith, commenced by the Corporation or by its creditors, as such, or relating to its assets or (y) the dissolution or other winding up of the Corporation whether total or partial, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy proceedings, or (z) any assignment for the benefit of creditors or any marshalling of the material assets or material liabilities of the Corporation (each, a "Liquidation Event"), no distribution shall be made to the holders of any shares of Junior Securities (as defined below) unless each Holder shall have received the Liquidation Preference (as defined below) with respect to each Preferred Share then held by such Holder. In the event that upon the occurrence of a Liquidation Event the assets available for distribution to the Holders are insufficient to pay the Liquidation Preference (as defined below) with respect to all of the outstanding Preferred Shares and the preferential amounts payable to such holders, the entire assets of the Corporation shall be distributed ratably among the outstanding Preferred Shares in proportion to the ratio that the preferential amount payable on each such share (which shall be the Liquidation Preference in the case of a Preferred Share) bears to the aggregate preferential amount payable on all such shares.



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                  (ii) The "Liquidation Preference" with respect to a Preferred
Share shall mean an amount equal to the Stated Value of such Preferred Share (subject to ratable adjustment in the event of any stock split or combination of the Series A Preferred Stock and to equitable adjustment in the event of a reclassification of the Series A Preferred Stock or other similar event) plus any accrued and unpaid Dividends thereon. "Junior Securities" shall mean the Common Stock and all other capital stock of the Corporation.

4.       CONVERSION.

         (a) Right to Convert. Each Holder shall have the right to convert, at any time and from time to time from and after the Purchase Date, all or any part of the Preferred Shares held by such Holder, unless previously redeemed, into such number of fully paid and non-assessable shares of Common Stock ("Conversion Shares") as is computed in accordance with the terms hereof (a "Conversion").

         (b) Conversion Notice. In order to convert Preferred Shares, a Holder shall send by facsimile transmission, at any time prior to 5:00 p.m., central time, on the date on which such Holder wishes to effect such Conversion (the "Conversion Date"), (i) a notice of conversion (a "Conversion Notice"), in substantially the form of Exhibit A hereto, to the Corporation and to its designated transfer agent for the Common Stock (the "Transfer Agent") stating the number of Preferred Shares to be converted, the applicable Conversion Price (as defined below) and a calculation of the number of shares of Common Stock issuable upon such Conversion and (ii) a copy of the certificate or certificates representing the Preferred Shares being converted. The Holder shall thereafter send the original of the Conversion Notice and of such certificate or certificates to the Transfer Agent. The Corporation shall issue a new certificate for Preferred Shares in the event that less than all of the Preferred Shares represented by a certificate delivered to the Corporation in connection with a Conversion are converted. Except as otherwise provided herein, upon delivery of a Conversion Notice by a Holder in accordance with the terms hereof, such Holder shall, as of the applicable Conversion Date, be deemed for all purposes to be record owner of the Common Stock to which such Conversion Notice relates. In the case of a dispute between the Corporation and a Holder as to the calculation of the Conversion Price or the number of Conversion Shares or Dividend Payment Shares issuable upon a Conversion, the Corporation shall promptly issue to such Holder the number of Conversion Shares and Dividend Payment Shares that are not disputed and shall submit the disputed calculations to the Corporation's independent accountant within three (3) Business Days of receipt of such Holder's Conversion Notice. The Corporation shall cause such accountant to calculate the Conversion Price as provided herein and to notify the Corporation and such Holder of the results in writing no later than three
(3) Business Days following the day on which it received the disputed calculations. The Corporation shall deliver the Conversion Shares and Dividend Payment Shares, if any, owed to a Holder pursuant to such accountant's calculations on or before the close of business on the third (3rd) Business Day following the Corporation's receipt of notice from such accountant of the results of its calculations. Such accountant's calculation shall be deemed conclusive absent manifest error. The fees of any such accountant shall be borne by the party whose calculations were most at variance with those of such accountant.

         (c) Number of Conversion Shares; Conversion Price. The number of Conversion Shares to be delivered by the Corporation pursuant to a Conversion shall be determined by dividing the aggregate Stated Value of the Preferred Shares to be converted by the Conversion Price (as defined herein) in effect on the applicable Conversion Date. Subject to



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adjustment as provided in Section 5 below, "Conversion Price" shall mean Four
Dollars ($4.00).

         (d) Certain Definitions. "Trading Day" shall mean any day on which the Common Stock is traded on the Nasdaq National Market System or on the principal securities exchange or market located in the United States on which the Common Stock is then traded. "Business Day" means any day on which the New York Stock Exchange and commercial banks located in the City of New York are open for business.

         (e) Delivery of Common Stock Upon Conversion. Upon receipt of a Conversion Notice from a Holder pursuant to paragraph 4(b) above, the Corporation shall, no later than the close of business on (A) the later to occur of (i) the third (3rd) Business Day following the Conversion Date set forth in such Conversion Notice and (ii) the first Business Day following delivery of the original certificates, duly endorsed, representing the Preferred Shares being converted pursuant thereto and (B) with respect to Conversion Shares which are disputed as described in paragraph 4(b) above, and required to be delivered by the Corporation pursuant to the accountant's calculations described therein, the date for delivery thereof specified in such paragraph 4(b) (the "Delivery Date"), issue and deliver or cause to be delivered to such Holder the number of Conversion Shares as shall be determined as provided herein. The Corporation shall effect delivery of Conversion Shares by delivering to the Holder or its nominee physical certificates representing such Conversion Shares, no later than the close of business on such Delivery Date. If any Conversion would create a fractional Conversion Share, such fractional Conversion Share shall be disregarded and, at the Corporation's sole discretion, either the number of Conversion Shares issuable upon such Conversion, in the aggregate, shall be the next higher number of Conversion Shares or the Corporation shall pay cash in an amount calculated by multiplying the amount of the fractional share times the Conversion Price for such Conversion.

5.       ADJUSTMENTS TO CONVERSION PRICE.

         (a) Adjustment to Conversion Price Due to Stock Split, Stock Dividend, Etc. If, prior to the Conversion of all of the Preferred Shares, (A) the number of outstanding shares of Common Stock is increased by a stock split, a stock dividend on the Common Stock, a reclassification of the Common Stock, the distribution to holders of Common Stock as a class of rights or warrants entitling them to subscribe for or purchase Common Stock at less than the then current market price thereof (based upon the subscription or exercise price of such rights or warrants at the time of the issuance thereof) or other similar event, the Conversion Price shall be proportionately reduced, or (B) the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares or other similar event, the Conversion Price shall be proportionately increased. In such event, the Corporation shall notify the Transfer Agent of such change on or before the effective date thereof.

         (b) Adjustment Due to Merger, Consolidation, Etc. If, prior to the Conversion of all of the Preferred Shares, there shall be any merger, consolidation, business combination, tender offer, exchange of shares, recapitalization, reorganization, redemption or other similar event, as a result of which shares of Common Stock shall be exchanged for or changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Corporation or another entity (an "Exchange Transaction"), then such Holder shall (A) upon the consummation of such Exchange Transaction, have the right to receive,



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with respect to any shares of Common Stock then held by such Holder, or which such Holder is then entitled to receive pursuant to a Conversion Notice previously delivered by such Holder, (and without regard to whether such shares contain a restrictive legend or are freely-tradeable) the same amount and type of consideration (including without limitation, stock, securities and/or other assets) and on the same terms as a holder of shares of Common Stock would be entitled to receive in connection with the consummation of such Exchange Transaction (the "Exchange Consideration"), and (B) upon the Conversion of Preferred Shares occurring subsequent to the consummation of such Exchange Transaction, the Exchange Consideration which such Holder would have been entitled to receive in connection with such Exchange Transaction had such shares been converted immediately prior to such Exchange Transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of such Holder to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the Conversion Price and of the number of shares issuable upon a Conversion) shall thereafter be applicable as nearly as may be practicable in relation to any securities thereafter deliverable upon the Conversion of such Preferred Shares. The Corporation shall not effect any Exchange Transaction unless (i) it first gives to each Holder twenty (20) days prior written notice of such Exchange Transaction (an "Exchange Notice"), and makes a public announcement of such event at the same time that it gives such notice and (ii) the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligations of the Corporation hereunder, including the terms of this subparagraph 6(b), and under the Securities Purchase Agreement and the Registration Rights Agreement described in the Securities Purchase Agreement (the "Registration Rights Agreement").

         (c) Distribution of Assets. If the Corporation shall declare or make any distribution of cash, evidences of indebtedness or other securities or assets (other than cash dividends or distributions payable out of earned surplus or net profits for the current or the immediately preceding year), or any rights to acquire any of the foregoing, to holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise, including any dividend or distribution in shares of capital stock of a subsidiary of the Corporation (collectively, a "Distribution"), then, upon a Conversion by a Holder occurring after the record date for determining stockholders entitled to such Distribution, the Conversion Price for Preferred Shares not converted prior to the record date of a Distribution shall be reduced to a price determined by decreasing the Conversion Price in effect immediately prior to the record date of the Distribution by an amount equal to the fair market value of the assets so distributed with respect to each share of Common Stock, such fair market value to be determined by an investment banking firm selected by the Corporation.

         (d) No Fractional Shares. If any adjustment under this Section would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and, at the Corporation's sole discretion, either the number of shares of Common Stock issuable upon Conversion shall be the next higher number of shares or the Corporation shall pay in cash an amount calculated by multiplying the amount of the fractional share times the Conversion Price for such Conversion.



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6.       OPTIONAL REDEMPTION BY CORPORATION.

         (a) Optional Redemption. Any time on or after December 1, 2001, the Corporation shall have the right to redeem, in while or in part, Preferred Shares outstanding at the Optional Redemption Price (as defined below) (an "Optional Redemption"), to the extent permitted by applicable law and so long as
(A) the Corporation shall have sufficient cash available on the Optional Redemption Date to effect such Optional Redemption and (B) the Corporation shall have delivered to each Holder at least fifteen (15) Trading Days' prior written notice (an "Optional Redemption Notice") specifying the date on which such Optional Redemption is to be effected (the "Optional Redemption Date") and the amount of the Optional Redemption Price payable to such Holder. If the Corporation should elect to redeem less than all of the Preferred Shares outstanding, the Corporation shall select those Preferred Shares to be redeemed by lot. Nothing contained herein shall limit a Holder's right to convert its Preferred Shares at any time prior to the Optional Redemption Date.

         (b) Optional Redemption Price. The "Optional Redemption Price" to be paid by the Corporation to a Holder in the event of an Optional Redemption shall be equal to the Liquidation Preference of the Preferred Shares then held by such Holder multiplied by (i) 1.03 if the Optional Redemption Date is on or after December 1, 2001 but before December 1, 2002, (ii) 1.02 if the Optional Redemption Date is on or after December 1, 2002 and before December 1, 2003,
(iii) 1.01 if the Optional Redemption Date is on or after December 1, 2003 and before December 1, 2004, or (iv) 1.00 if the Optional Redemption Date is on or after December 1, 2004, plus in all cases, accrued and unpaid Dividends through and including the Optional Redemption Date.

         (c) Payment of Optional Redemption Price. Upon the redemption of a Preferred Share, payment of the Optional Redemption Price, which shall be in the form of a Corporation check, to the Holder thereof will be effected simultaneously with the return of such share by such Holder to the Corporation. To the extent the Corporation shall redeem less than all of the Preferred Shares outstanding, the Corporation shall also deliver certificates evidencing the unredeemed Preferred Shares in addition to the Optional Redemption Price.

7.       MANDATORY REDEMPTION BY THE CORPORATION.

         (a) Mandatory Redemption. On December 1, 2008, the Corporation shall redeem, in whole or in part, Preferred Shares outstanding in same day funds at the Mandatory Redemption Price (as defined below) (a "Mandatory Redemption"), to the extent permitted by applicable law and so long as the Corporation shall have delivered to each Holder at least fifteen (15) Trading Days' prior written notice (a "Mandatory Redemption Notice") specifying the date on which such Mandatory Redemption is to be effected (the "Mandatory Redemption Date") and the amount of the Mandatory Redemption Price payable to such Holder. Nothing contained herein shall limit a Holder's right to convert its Preferred Shares at any time prior to the Mandatory Redemption Date.

         (b) Mandatory Redemption Price. The "Mandatory Redemption Price" shall be equal to the Liquidation Preference of the Preferred Shares being redeemed.


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         (c) Payment of Mandatory Redemption Price. Upon the redemption of a
Preferred Share, payment of the Mandatory Redemption Price, which shall be in the form of a Corporation check, to the Holder thereof will be effected simultaneously with the return of such share by such Holder to the Corporation.

8.       MISCELLANEOUS.

         (a) Transfer of Preferred Shares. A Holder may sell or transfer all or any portion of the Preferred Shares to any person or entity as long as such sale or transfer is the subject of an effective registration statement under the Securities Act or is exempt from registration thereunder and otherwise is made in accordance with the terms of the Securities Purchase Agreement. From and after the date of such sale or transfer, the transferee thereof shall be deemed to be a Holder. Upon any such sale or transfer, the Corporation shall, promptly following the return of the certificate or certificates representing the Preferred Shares that are the subject of such sale or transfer, issue and deliver to such transferee a new certificate in the name of such transferee.

         (b) Notices. Except as otherwise provided herein, any notice, demand or request required or permitted to be given pursuant to the terms hereof, the form or delivery of which notice, demand or request is not otherwise specified herein, shall be in writing and shall be deemed given (i) when delivered personally or by verifiable facsimile transmission on or before 5:00 p.m., central time, on a Business Day or, if such day is not a Business Day, on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to an overnight courier and (iii) on the third Business Day after deposit in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed to the parties as follows:

                  If to the Corporation:

                  Toreador Royalty Corporation
                  4809 Cole Avenue
                  Suite 108
                  Dallas, Texas 75205

                  Attn.:   Chief Executive Officer
                  Fax:     214-369-3183

and if to any Holder, to such address for such Holder as shall be designated by such Holder in writing to the Corporation.

         (c) Lost or Stolen Certificate. Upon receipt by the Corporation of evidence of the loss, theft, destruction or mutilation of a certificate representing Preferred Shares, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Corporation, and upon surrender and cancellation of such certificate if mutilated, the Corporation shall execute and deliver to the Holder a new certificate identical in all respects to the original certificate.

         (d) No Voting Rights. Except as provided by applicable law and paragraph 8(e) below, the Holders of the Preferred Shares shall have no voting rights with respect to the business, management or affairs of the Corporation. The Corporation shall provide each



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Holder with prior notification of each meeting of stockholders (and copies of proxy statements and other information sent to such stockholders).

         (e)      Protective Provisions.

                  (A) So long as shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval of the Holders of at a majority of the then outstanding shares of Series A Preferred Stock:

                           (i) alter or change the rights, preferences or
privileges of the Series A Preferred Stock or any other capital stock of the Corporation so as to affect adversely the Series A Preferred Stock;

                           (ii) create any new class or series of capital stock
having a preference over or ranking pari passu with the Series A Preferred Stock as to redemption, the payment of dividends or distribution of assets upon a Liquidation Event or any other liquidation, dissolution or winding up of the Corporation;

                           (iii) increase the authorized number of shares of
Preferred Stock;

                           (iv) re-issue any shares of Series A Preferred Stock
which have been converted in accordance with the terms hereof; or

                           (v) declare, pay or make any provision for any cash
dividend or distribution with respect to the Common Stock of the Corporation.

                  (B) If the Corporation (i) fails to pay dividends in respect of four quarterly dividend periods, or (ii) fails to make a Mandatory Redemption, holders of a majority of the outstanding shares of the Preferred Stock would be entitled acting separately as a class, to elect one person to the Board of Directors of the Corporation. Upon the taking of such action, the maximum authorized number of members of the Board of Directors shall automatically increase by one person so elected, and the vacancy so created shall be filled by the person elected pursuant to this subparagraph (B). A director elected by the holders of Series A Preferred Stock pursuant to this subparagraph (B) shall serve until his successor is duly elected and qualified, until his removal or until his term terminates as provided below. Such a director may be removed without cause at any time by action, and only by such action, of the holders of shares of Series A Preferred Stock. If the office of a director elected pursuant to this subparagraph (B) becomes vacant by reason of death, resignation, retirement, disqualification, removal from office or otherwise, such vacancy may be filled by the action, and only by such action, of the holders of shares of Series A Preferred Stock. At such time as the event of default giving rise to this right to elect a director has been cured, such right shall terminate, the term of any director elected pursuant to this subparagraph
(B) shall terminate and the maximum number of authorized members of the Board of Directors shall decrease automatically to the maximum number of authorized members of the Board of Directors in effect immediately before any action was taken pursuant hereto.


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         IN WITNESS WHEREOF, the Corporation has executed this Certificate of
Designation as of the 14th day of December, 1998.


TOREADOR ROYALTY CORPORATION



By: /s/ G.T. GRAVES III
    -------------------------------------
    Name:  G. Thomas Graves III
    Title: President and Chief Executive Officer









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                                                                       EXHIBIT A


                              NOTICE OF CONVERSION

The undersigned hereby elects to convert shares of Series A Convertible Preferred Stock (the "Preferred Stock"), represented by stock certificate No(s). (the "Preferred Stock Certificates"), into shares of common stock ("Common Stock") of Toreador Royalty Corporation (the "Company") according to the terms and conditions of the Certificate of Designation relating to the Preferred Stock (the "Certificate of Designation"), as of the date written below. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Certificate of Designation.

[ ] (check box if shares of Common Stock have been resold) The undersigned represents that the shares of Common Stock to be issued by the Company hereby have been resold or transferred by the undersigned in accordance with the provisions of the prospectus included in the Registration Statement.

                         Date of Conversion:
                                                            ------------------
                         Number of Shares of
                         Preferred Stock to be Converted:
                                                            ------------------
                         Applicable Conversion Price:
                                                            ------------------

                         Number of Shares of
                         Common Stock to be Issued:
                                                            ------------------
                         Amount of Dividend
                         Accrued through the
                         Conversion Date:
                                                            ------------------

                         Name of Holder:
                                             ---------------------------------
                         Address:
                                             ---------------------------------

                                             ---------------------------------

                         Signature:
                                             ---------------------------------
                                             Name:
                                             Title: